Exhibit 5.1

[Letterhead of Sutherland Asbill & Brennan LLP]

April 6, 2015

National Western Life Group, Inc.
850 East Anderson Lane
Austin, Texas 78752-1602

Ladies and Gentlemen:

We have acted as counsel to National Western Life Group, Inc., a Delaware corporation (the “Company”), and a direct and wholly-owned subsidiary of National Western Life Insurance Company, a Colorado corporation (“NWLIC”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Stock”), and Class B common stock, par value $0.01 per share (the “Class B Stock” and, together with the Class A Stock, the “Common Stock”), as described in the Registration Statement. The Common Stock will be issued pursuant to the Agreement and Plan of Merger, dated April 6, 2015 (the “Reorganization Agreement”), among NWLIC, the Company and NWLIC MergerCo, Inc., a Colorado corporation (“MergerCo”) and a wholly-owned subsidiary of the Company. The Reorganization Agreement provides for, among other things, the merger (the “Merger”) of NWLIC with MergerCo, with NWLIC surviving as a wholly-owned subsidiary of the Company, and the conversion of each share of Class A common stock, par value, $1.00 per share, and Class B common stock, par value $1.00 per share, of NWLIC issued and outstanding immediately prior to the effective time of the Merger into one share of Class A Stock and Class B Stock, respectively.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:

(i)         The Certificate of Incorporation of the Company, certified as of the date hereof by an officer of the Company (the “Certificate of Incorporation”);

(ii)        The form of Restated Certificate of Incorporation of the Company to be filed with the
Delaware Secretary of State prior to the issuance of the shares of Common Stock in connection with the Merger (the “New Charter”), certified as of the date hereof by an officer of the Company;

(iii)    The Bylaws of the Company, certified as of the date hereof by an officer of the
Company;

(iii)       A Certificate of Good Standing with respect to the Company issued by the Delaware
Secretary of State as of a recent date; and

(iv)      The resolutions (the “Resolutions”) adopted by the Board of Directors of the Company
(the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the shares of Common Stock in accordance with the terms of the Reorganization Agreement and pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

For purposes of our opinions in this opinion letter, we have assumed, without any independent investigation or verification, that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate has been properly issued and it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (c) all natural persons have sufficient legal capacity; and (d) the accuracy and completeness of all corporate records made available to us by the Company.

This opinion letter is limited to the effect of the General Corporation Law of the State of Delaware, as in effect on the date hereof, and reported judicial decisions interpreting the foregoing, and we express no opinion with respect to any other laws of such jurisdiction or the laws of any other jurisdictions. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, and assuming that prior to the issuance of the shares of Common Stock in accordance with the terms of the Reorganization Agreement and pursuant to the Registration Statement, the New Charter will have been filed with, and accepted for record by, the Delaware Secretary of State, we are of the opinion that the shares of Common Stock to be issued in accordance with the terms of the Reorganization Agreement and pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement and the prospectus contained therein. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP